Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

SatixFy Communications Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type (1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares (2)	457(c)	14,043,675	$26.62	$373,842,628.50	0.0001102	$41,197.46
Fees to Be Paid	Equity	Ordinary Shares issuable upon the exercise of redeemable warrants (3)	457(g)	18,630,000	$11.50	$214,245,000.00	0.0001102	$23,609.80
Fees to Be Paid	Equity	Warrants (4)	457(g)	1,000,000	$0.00	$0.00	0.0001102	$0.00
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$588,087,628.50		$64,807.26
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$64,807.26

(1)	The securities are being registered solely in connection with the resale of ordinary shares and the PIPE Warrants (defined below) by the selling securityholders named in the registration statement to which this exhibit relates (the “Selling Shareholders”).
(2)	Represents ordinary shares, no par value, of SatixFy Communications Ltd. (the “SatixFy Ordinary Shares,” and “SatixFy”) registered for resale by the Selling Shareholders named in this registration statement, as follows: (i) an aggregate of up to 10,149,384 SatixFy Ordinary Shares held by Vellar Opportunity Fund SPV LLC – Series 7 (“Vellar”) and ACM ARRT G LLC (together with Vellar, the “Sellers”) pursuant to the Forward Purchase Agreement (as defined in this registration statement) entered into in connection with our business combination (the “Business Combination”), (ii) up to an aggregate of 2,000,000 SatixFy Ordinary Shares issued to the Endurance Antarctica Partners, LLC (the “Sponsor”) and CF Principal Investments LLC in a private placement in connection with the consummation of the Business Combination, (iii) up to 846,434 SatixFy Ordinary Shares issued to certain entities affiliated with Francisco Partners L.P. in a private placement in connection with the 2022 Credit Agreement (as defined in this registration statement), and (iv) up to 1,076,922 SatixFy Ordinary Shares held in escrow pursuant to the Subscription Agreements (as defined herein) (which includes 29,065 of the shares beneficially owned by Francisco Partners L.P. referred to in (iii) above), 538,461 of which may be released to the Sponsor and 538,461 of which may be released to CF Principal Investments LLC thereunder, if certain conditions are met (and such amounts may be released back to existing SatixFy shareholders if certain conditions are met). Pursuant to Rules 457(c), the proposed maximum offering price per SatixFy Ordinary Share registered hereunder is based on the average of the high and low prices of the SatixFy Ordinary Shares as reported on the NYSE on November 16, 2022, which was approximately $26.62 per share.
(3)	Represents up to (i) an aggregate of 10,000,000 SatixFy Ordinary Shares underlying redeemable whole warrants to purchase one SatixFy Ordinary Share each at a price of $11.50 per share issued to holders of public warrants of Endurance Acquisition Corp. (“Endurance”) in connection with the Business Combination (the “SatixFy Public Warrants”), (ii) an aggregate of 7,630,000 SatixFy Ordinary Shares underlying redeemable whole warrants to purchase one SatixFy Ordinary Share each at a price of $11.50 per share issued to Cantor Fitzgerald & Co. and the Sponsor in exchange for private placement warrants of Endurance in connection with the Business Combination (the “SatixFy Private Warrants”) and (iii) an aggregate of 1,000,000 SatixFy Ordinary Shares underling the PIPE Warrants (defined below). The proposed maximum offering price per unit is calculated pursuant to Rule 457(g) of the Securities Act and represents the exercise price of the SatixFy Public Warrants, the SatixFy Private Warrants and the PIPE Warrants of $11.50.
(4)

Represents up to an aggregate of 1,000,000 redeemable whole warrants to purchase one SatixFy Ordinary Share each at a price of $11.50 per share issued pursuant to that certain PIPE Warrant Agreement (as defined in this registration statement)(the “PIPE Warrants”) to CF Principal Investments LLC and the Sponsor.